EXHIBIT 10.5
                       EMPLOYMENT AGREEMENT

     This Agreement is made and entered into as of May 1, 1996 (the
"Effective Date"), by and between DataLink Systems Corporation, a Nevada corporation, located at 1500 West Georgia Street, Suite 1590, Vancouver, B.C., Canada V6G 2Z6 (the Company), and Nicholas Miller, residing at 4812 Marine Drive, West Vancouver, BC (Chairman).

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the Company and Chairman agree as follows:

     1.   Nature of Employment.

          1.1 Duties and Responsibilities. Chairman shall serve as a Senior Officer of the Company during the term of this Agreement. Chairman shall have such general executive powers and active management over the property, business, and affairs of the Company as is consistent with the offices of Chairman, subject always to the direction of the Board of Directors (the "Board") or its designee.

          1.2 Other Business Activities. Chairman will devote his time, attention and effort to Company's business on a full-time basis. Notwithstanding the foregoing, Chairman shall be entitled to (i) serve on the Board of Directors of other corporations, and (ii) participate in other professional and business activities, as Chairman may elect from time to time, in his sole discretion, provided that such activities do not compete with the business of the Company.

          1.3 Board of Directors Member. Each year during the term of this Agreement, the Board of Directors of the Company (the "Board") shall designate Chairman as one of management's slate of candidates to the Board, shall recommend Chairman as a director to its shareholders, and shall otherwise use its best efforts to have Chairman elected as a director and Chairman of the Board, and to have him remain as a director during the entire term of this Agreement.

     2.   Compensation.

          2.1 Salary. Chairman's base salary shall be at an annual rate of not less than One Hundred Eighty Thousand Dollars ($180,000), subject to discretionary increases in accordance with the Company's normal review procedures and policies ("Base Salary"). The Base Salary shall be paid in substantially equal installments on the 15th day and last day of each month.

          2.2 Bonus. In addition to his Base Salary, and subject to the achievement of certain mutually agreed upon performance goals established in accordance with this Section 2.2, Chairman shall be paid an annual bonus during the term of this Agreement in an amount equal to one hundred percent (100%) of the Base Salary. Each year Chairman and the Board shall mutually agree upon objective, quantifiable and reasonably attainable annual goals, which shall be reduced to writing (i) on or before the thirtieth (30th) day following the Effective Date and (ii) thereafter on or before the sixtieth
(60th) day following the anniversary of the Effective Date during the term of this Agreement.

          2.3  Medical Insurance. Chairman shall be entitled to receive field health, dental vision, and disability insurance, with all premiums and costs to be paid by the Company.
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          2.4  Vacation. Chairman shall be entitled to receive three (3)
weeks of paid vacation time annually. Chairman may schedule his vacations at his discretion so long as the timing of such vacations does not interfere with his responsibilities to the Company.

          2.5 Automobile. Company shall provide Chairman, for his exclusive use during his employment hereunder, a luxury class automobile, and will advance, or reimburse upon receipt of an itemized statement, on a monthly basis, all reasonable costs for maintenance, insurance, oil and gas and other related costs. If such automobile becomes inoperable during the Term, Chairman shall be provided with a similar automobile for the remainder of the Term not to exceed $1,000 per month.

          2.6 Reimbursement of Expenses. The Company shall reimburse Chairman for all out-of-pocket expense incurred by Chairman in performing his obligations hereunder within ten (10) days after the date on which Chairman delivers to the Company an itemized statement, accompanied by appropriate receipts, describing the reimbursable expenses incurred. The expenses to be reimbursed include, without limitation, telephone, fax, air freight and travel related expenses. Notwithstanding the foregoing, upon request by Chairman, the Company shall provide cash advances to Chairman to cover reimbursable expenses, to be incurred within 45 days following such request, which are reasonably expected to aggregate not less than $2,500.

     3.   Term and Termination.

          3.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue until the third annual anniversary of the Effective Date, and thereafter shall be automatically renewed for successive periods of one year each, unless terminated by either party by written notice of termination delivered to the other party at least 30 days prior to the expiration date of the initial term or any renewal term of this Agreement (the "Term").

          3.2 Termination by the Company. The Company shall have the right to terminate this Agreement for cause or in the event of Chairman's death or disability at any time by giving Chairman written notice of such termination. As used herein, (i) "cause" shall mean Chairman's conviction of a felony crime or the commission by Chairman of any material act of fraud dishonesty or other act of malfeasance, and (ii) "disability" shall mean Chairman's inability to perform his obligations hereunder by reason of mental or physical disorder or any mental or physical condition constituting "long-term disability" for purposes of the Company's disability insurance plan as in effect from time to time.

          3.3 Termination by the Chairman. Chairman may terminate this Agreement for any reason upon thirty (30) days advance written notice to the Company. For purposes of this Agreement, "Good Reason" means (i) the assignment to Chairman of any duties or the substantial reduction of Chairman's duties, either of which is inconsistent with Chairman's position, or (ii) any change in Chairman's reporting relationship which results in his not reporting to a member of the Board of Directors of the Company.

     4.   Termination Payments.

          4.1 No Payments. In the event of any termination this Agreement pursuant to Section 3.2 hereof, the Company shall have no further payment obligations to Chairman hereunder, except for wages and benefits accrued to date and/or provided by applicable law.
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          4.2  Continued Payments. If the Company terminates this Agreement for any reason not specified in Section 3.2 hereof, or Chairman terminates this Agreement pursuant to Section 3.3 hereof, then the Company shall continue, for the duration of the Term, (i) to pay Chairman his salary as set forth in Section 2, and (ii) to provide to Chairman the benefits described in
Section 2.

     5. Non-Disclosure Covenant. Chairman covenants and agrees that he will not, at any time during the Term or thereafter, except in the course of his engagement, communicate or disclose to any person, or use for his own account, without the prior written consent of the Company, any knowledge or information acquired by Chairman during the term of this engagement by the Company conceiving any patent, inventions, know-how, processes or equipment used in, or any secret or confidential information (including, without limitation any customers lists, financials, business or marketing plans, or any other trade secrets) concerning the business and affairs of the Company. Chairman further covenants and agrees that he shall retain all such knowledge and information concerning the foregoing in trust for the sole benefit of the Company and Affiliates and its respective affiliates, successors and assigns.

     6.   Covenant to Report; Ownership of Trade Secrets, Etc.

          (a) All written materials, records and documents made by the Chairman or coming into his possession during the course, and as a direct result, of his employment concerning the business or affairs of the Company shall be the sole property of the Company; and, upon the termination of his employment or upon the request of the Company, the Chairman shall promptly deliver the same to the Company.

          (b) Chairman agrees that any trade secret, invention, improvement, patent, patent application, or writing, and any program, system, or novel technique (whether or not capable of being trademarked, copyrighted or patented), obtained by him in the course of employment with the Company and relating to the business, property, methods, or customers of the Company, shall be and become the property of the Company, and Chairman hereby transfers and assigns to the Company any rights he may have or acquire in any of the foregoing. Chairman agrees to give the Company prompt written notice of his acquisition of any such trade secret, invention, improvement, patent, patent application, writing, program, system novel technique and to execute such instruments of transfer, assignment, conveyance, or confirmation and such other documents and to do all appropriate lawful acts as may be requested by the Company to transfer, assign, confirm, and perfect in the Company all legally protectible rights in such trade secret, invention, improvement, patent, patent application, writing, program, system, or novel technique.

     7.   Covenant not to Compete; Non-Interference.

          (a) During the term of this Agreement, Chairman shall not, directly or indirectly, engage or participate in any business, which is in competition with any business in which the Company engages.

          (b) Chairman covenants and agrees that he will not, at any time, whether for his own account or for the account of any other person, interfere with the relationship of the Company with, or endeavor to entice away from the Company, any person who at any time during the term of Chairman's engagement with the Company was an employee, customer, or supplier of the Company.
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     8.   Notices.  Except as expressly provided herein, all notices, requests or other communications required hereunder shall be in writing and shall be given personal delivery, national overnight courier service, or by U.S. mail, certified or registered, postage prepaid, return receipt requested, addressed to the respective party at the applicable address set forth above, or to any party at such other addresses as shall be specified in writing by such party to the other parties in accordance with the terms and conditions of this Section. All notices, requests or communications shall be deemed effective upon personal delivery, or five (5) days following deposit in the United States mail, or two (2) business days following deposit with any national overnight courier service.

     9. Jurisdiction, Venue and Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California (regardless of that jurisdiction or any other jurisdiction's choice of law principles). To the extent permitted by law, the parties hereto agree that all actions or proceedings arising in connection herewith, shall be litigated in the state and federal courts located in the State of California, and each party hereby waives any right it may have to assert the doctrine of Forum Non Conveniens or to object to venue. The parties each hereby stipulate that the state and federal courts located in the County of Santa Clara, State of California, shall have personal jurisdiction and venue over each party for the purpose of litigating any such dispute, controversy or proceeding arising out of or related to this Agreement. To the extent permitted by law, service of process sufficient for personal jurisdiction in any action against either party may be made by registered or certified mail, return receipt requested, to its address indicated on the first page hereof.

     10.  No Assignment. This Agreement is personal to Chairman, and
Chairman may not assign any rights or delegate any responsibilities hereunder without the prior approval of the Company.

     11. Entire Agreement. This Agreement, including the exhibit and schedule which are referenced herein and incorporated by this reference, is the entire agreement between the Company and Chairman with respect to the subject matter hereof and cancels and supersedes any and all prior agreements regarding the subject matter hereof between the parties. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs and permitted assigns. This Agreement may not be altered, modified, changed or discharged except in writing signed by both the parties.

     12. Survival. Sections 4 through 6, and sections 8 through 16, each inclusive, shall survive termination or expiration of this Agreement.

     13. Validity. If any one or more of the provisions (or any part thereof) of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof shall not in any way be affected or impaired thereby.

     14. Attorneys' Fees. The prevailing party shall be entitled to recover from the losing party its attorneys' fees and costs incurred in any action or proceeding, including arbitration, brought to interpret this Agreement or to enforce any right arising out of this Agreement.

     15. No Waiver of Rights. The delay or failure of either party to enforce at any time any provision of this Agreement shall in no way be considered a waiver of any such provision, or any other provision, of this Agreement. No waiver of, or delay or failure to enforce any provision of this Agreement shall
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in any way be considered a continuing waiver or be construed as a subsequent waiver of any such provision, or any other provision of this Agreement.

     16. CHAIRMAN ACKNOWLEDGES THAT HE HAS HAD THE OPPORTUNITY TO CONSULT WITH THE ADVISOR OF HIS CHOICE AND THAT HE HAS FREELY AND VOLUNTARILY ENTERED INTO THIS AGREEMENT.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written below.

                                    DATALINK SYSTEMS CORPORATION

Date: 5/1/96                        By:  /s/ Anthony N. LaPine
                                        Anthony N. LaPine, President

Date: 5/1/96                            /s/ Nicholas Miller
                                        Nicholas Miller
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